Exhibit 99.1

Community Valley Bancorp Reports Earnings for First Quarter 2009

(Chico, CA 4-30-09) Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and Butte Community Insurance Agency, LLC (the “Agency”), today announced its financial results for the first quarter ended March 31, 2009.  Keith Robbins, President and CEO of Community Valley Bancorp, announced net earnings of $100,000 or $.02 per diluted share for the first quarter of 2009.  This represents a decrease of $724,000 or $.09 per diluted share from the first quarter of 2008.    The primary reasons for the decrease in earnings were the additions made to the allowance for loan losses through an increase in the provision for loan losses of $2,875,000 to $3,100,000 for the first quarter of 2009 as compared to $225,000 in the first quarter of 2008, and the continued compression of the net interest margin due to the declining interest rate environment.  Since September 2007 the Federal Reserve Bank has reduced interest rates by 500 basis points or 5%.

The Company’s balance sheet reflects balanced growth over the past year, with total assets increasing $24,849,000, or 4.3%, from $579,071,000 as of March 31, 2008, to $603,920,000 at March 31, 2009. Deposits increased over the same period by $33,390,000, or 6.65%, from $501,994,000 at March 31, 2008, to $535,384,000 at March 31, 2009.  Loans, net of the allowance for loan losses, increased by $24,300,000, or 5.38%, from $451,773,000 at March 31, 2008, to $476,073,000 at March 31, 2009.

Non-performing assets have increased substantially from the same period in the prior year and totaled $27,103,000 at March 31, 2009 consisting of $17,483,000 in non-performing loans and $9,620,000 of Other Real Estate Owned (OREO). Non-performing loans represented 3.62% of total loans as of March 31, 2009.  This compares to non-performing loans of $1,488,000 or .33% of total loans and OREO of $127,000 as of March 31, 2008.  The Company is actively pursuing avenues to reduce the level of non-performing assets.  The foreclosure process is expected to be completed on several of the non-performing loans in the 2nd quarter of 2009 which potentially will allow the Bank to sell the underlying real estate collateral.

Charged-off loans net of recoveries, were $2,300,000 or 0.49% of outstanding loans for the three month period ended March 31, 2009, compared to net charge-offs of $12,000 for the same period in 2008 as the Company continues to deal with the current adverse economic environment.  As a percentage of total loans, the reserve for loan losses was 1.80% or $8,697,000 at March 31, 2009 compared to $6,025,000 at March 31, 2008.

Interest-bearing deposits increased $32,271,000 or 7.51%, from $429,870,000 at March 31, 2008, to $462,141,000 at March 31, 2009.   The increase was primarily in time deposits of $45,256,000 offset by a decline in interest checking, money market and savings deposits of $12,985,000.  Non-interest bearing demand deposits increased $1,119,000, or 1.55% from $72,124,000 at March 31, 2008 to $73,243,000 at March 31, 2009.

Net interest income for the quarter ended March 31, 2009 was $5,079,000 down $1,592,000 or 23.86% from $6,671,000 for the same period in 2008.  Interest income from earning assets declined $2,441,000 from $9,611,000 as of March 31, 2008 to $7,170,000 as of March 31, 2009.  The yield on the loan portfolio decreased by 216 basis points which was the result of the rapid interest rate reductions during 2008 initiated by the Federal Reserve Bank, the impact from the higher level of non-accrual loans, and the reduction of $198,000 in loan fees for the quarter over quarter period.  Interest income from loans as of March 31, 2009 decreased $1,898,000 or 21.22% to $7,047,000 compared to $8,945,000 as of March 31, 2008.

With regard to interest expense, our cost of funds decreased 92 basis points to 1.81% for the first quarter of 2009 from 2.73% for the same quarter last year.  This is also reflective of the rapid interest rate reductions in 2008 as we experienced significant reductions in the rates paid for all interest-bearing liability categories.  For the three months ended March 31, 2009 the average cost of interest-bearing transactions accounts, including money market, NOW and savings accounts, decreased 64 basis points to 0.77% from 1.41%.  In addition, the rates paid for total time deposits declined 186 basis points to 2.84% from 4.70% for the same quarter of 2008.  As a result of the declines in income out pacing the declines in expenses as noted above, the net interest margin for the first quarter ended March 31, 2009 declined by 138 basis points to 3.79% as compared to 5.17% for the first quarter of 2008.

Non-interest income of $4,999,000 for the first quarter ended March 31, 2009 represents an increase of 155.2%% or $3,040,000 from the prior year’s first quarter level of $1,959,000. This increase was primarily due to the net proceeds of $2,640,000 realized from the sale of the merchant credit card processing portfolio.  Increases were also realized in service charges on deposit accounts, gains on the sales of loans in the secondary market and loan servicing fees. Other areas such as our Payroll Services division and Butte Community Insurance Agency also contributed to the quarter over quarter increase.

Non-interest expense of $6,946,000 decreased slightly by $46,000 or 0.66% from the $6,992,000 reported for the first quarter of 2008 as compared to the first quarter of 2009. This was primarily due to a decrease in salaries and benefits of $298,000 which was partially offset by a loss on the sale of an investment security of $172,000.  Increases were recorded in occupancy costs of $30,000, furniture fixture and equipment expenses of $8,000 and other expenses of $42,000.

As we move forward in 2009 our main objectives are to reduce the level of non-performing assets, improve our net interest margin, further reduce controllable non interest expenses and increase non interest income. To accomplish these objectives we continue to work with our troubled borrowers to review and restructure loan terms to mitigate our losses and help them meet their contractual obligations.  We are working to improve of our net interest margin by attracting more low cost core deposits and reducing our reliance on higher cost certificates of deposit.  Additional non interest income is expected to come from service fees related to checking account deposit growth, loan sales and servicing, and additional sales in our Payroll and Insurance divisions.

As of March 31, 2009 the Bank’s leverage capital and risk based capital ratios are 8.29% and 10.47% respectively which are in excess of the requirement to be considered well capitalized by regulatory standards.

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions and  Butte Community Insurance Agency, LLC a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is state-chartered with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Redding, Yuba City, and Marysville.  It also operates a loan production office in Citrus Heights. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	March 31, 2009	December 31, 2008	March 31, 2008
ASSETS
Cash and due from banks	$15,427,000	$21,743,000	$22,176,000
Federal funds sold	57,170,000	36,605,000	57,700,000
Interest-bearing deposits in bank	1,883,000	2,576,000	5,636,000
Investment securities	6,835,000	7,096,000	8,979,000

Loans:
Real estate	309,926,000	317,022,000	294,369,000
Commercial	108,885,000	112,414,000	107,297,000
Consumer	63,878,000	65,390,000	65,390,000
Other	2,418,000	320,000	220,000
Deferred loan originations fees, net	(337,000)	(478,000)	(582,000)
Allowance for loan losses	(8,697,000)	(7,826,000)	(6,025,000)

Total loans, net	476,073,000	486,842,000	451,773,000

Premises and equipment	6,618,000	7,013,000	8,737,000
Accrued interest receivable and other assets	39,914,000	33,369,000	24,070,000

Total Assets	$603,920,000	$595,244,000	$579,071,000

LIABILITIES
Noninterest-bearing deposits	$73,243,000	$82,159,000	$72,124,000
Interest checking, money market & savings deposits	259,404,000	256,411,000	272,389,000
Time deposits	202,737,000	187,915,000	157,481,000

Total deposits	535,384,000	526,485,000	501,994,000

Notes payable	5,232,000	5,054,000	1,057,000
Junior subordinated debentures	8,248,000	8,248,000	8,248,000
Accrued interest payable and other liabilities	14,920,000	15,318,000	16,142,000

Total liabilities	563,784,000	555,105,000	527,441,000

SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	40,136,000	40,139,000	51,630,000

Total Liabilities and Shareholders’ Equity	$603,920,000	$595,244,000	$579,071,000

Nonperforming loans to total loans	3.62%	3.01%	0.29%
Net charge-offs to average loans	0.46%	0.24%	0.01%
Allowance for loan losses to total loans	1.80%	1.58%	1.32%
Leverage Ratio	8.05%	8.09%	10.21%
Tier 1 Risk-Based Capital Ratio	8.95%	8.76%	11.64%
Total Risk-Based Capital Ratio	10.20%	10.01%	12.82%

COMMUNITY VALLEY BANCORP

CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)

Three months ending:	March 31, 2009	March 31, 2008	% Change
Interest income	$7,170,000	$9,611,000	(25.40)%
Interest expense	2,091,000	2,940,000	(28.88)%

Net interest income	5,079,000	6,671,000	(23.86)%
Provision for loan losses	3,100,000	225,000	1277.78%
Total noninterest income	4,999,000	1,959,000	155.18%
Total noninterest expense	6,946,000	6,992,000	(0.66)%

Income before taxes	32,000	1,413,000	(97.74)%
Income tax (benefit) / provision	(68,000)	589,000	(111.54)%

Net income	$100,000	$824,000	(87.86)%

Basic earnings per share	$0.02	$0.11	(81.82)%
Diluted earnings per share	$0.02	$0.11	(81.82)%
Weighted average diluted shares outstanding	6,557,505	7,647,160

Net interest margin as a percentage	3.79%	5.17%

Operating Ratios:
Return on average assets (annualized)	0.07%	0.63%
Return on average equity (annualized)	1.00%	6.80%
Efficiency ratio (fully taxable equivalent)	68.92%	80.16%